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This Transition News was distributed to employees on December 2, 2008.
TRANSITION NEWS
News about the PNC/National City Merger
December 2, 2008, Issue 3
In This Issue
•	Employees
o	Message from Tom and Shelley

o	Talented Employees Building a Great Company

o	FAQs
•	Integration
o	Steps for Legal Close
Message from Tom and Shelley
(Tom Whitford, PNC’s chief administrative officer, serves as the integration manager. Shelley Seifert, National City’s executive vice president of Corporate Services, joins Tom on the integration leadership team.)
We hope everyone enjoyed the holiday weekend. As a result of the shortened work week, we have a more abbreviated version of Transition News. This also serves as a good opportunity to remind everyone that the integration of our two organizations is a long process, and there will be times when there is not as much to report.
Over the next month, we will be focused on completing the legal close. The main steps are captured in a timeline later in this issue. We look forward to sharing what the legal close means to employees and customers in the coming weeks. Of course, we will also continue to keep everyone updated as we can on other integration-related news and information.
As always, thank you for your continued focus on meeting the needs of our customers.
Talented People Building a Great Company
National City and PNC have two of the strongest teams in the financial services industry. The successful integration of our companies will require the talent, dedication and unwavering commitment to customer service that have long been hallmarks of both organizations.
While there will be jobs affected (as with most business combinations and as National City expected prior to the merger announcement), there will be many opportunities for National City employees in the new PNC.

Just as National City does, PNC has a long history of working hard to retain and redeploy talented employees when jobs have been eliminated as part of a merger or acquisition. Our collective approach now will be no different. When we are able, we will communicate details about those efforts.
In the interim, please know that your time, talent and dedication are greatly appreciated, as is your patience and support as the teams work through these early stages of integration.
Frequently Asked Questions
Employees have many questions about the integration process and PNC. Below are answers to some of the more frequently asked questions received through the PNC Merger voicemail and email box. You will find answers to additional frequently asked questions in future issues of Transition News.
HR Questions
Will PNC honor our years of service at National City?
PNC will use the latest date of hire in the National City HR system as the service date for purposes of determining eligibility for vacation and severance. As we provide further details about other National City benefit plans and programs, we will share more information about eligibility for each plan.
What holiday schedule will we follow in 2009?
The National City 2009 holiday schedule is effective January 1, 2009, and is posted on MyNationalCity>MyHR. Holiday schedules vary by location, business unit and/or work practices, but in general, National City observes 10 holidays. Please confirm the holiday schedule for your business unit with your manager.
Is the COBRA Rights Notice being mailed to some employees related to the merger?
No. The COBRA Rights Notice recently mailed to some employees is not related to the merger. We are required to send COBRA rights notices to the covered spouses and/or dependents of employees who have made benefit coverage changes as part of National City’s open enrollment process.
What areas of support does National City offer for employees during times of change?
National City’s Employee Assistance Program (EAP) is a resource to help employees move through this period of change in a healthy way and to provide some level of comfort. The EAP can be accessed at www.lifeworks.com or by calling 877/234-5151. All employees are eligible for up to three free face-to-face assessment and counseling sessions.
Recognizing that everyone needs different levels of support, the Dealing with Workplace Change article reminds us that change affects us all in different ways. It is important to understand that change is a process and is often temporary. Keeping positive enables the process to proceed and may help reduce stress.

Steps for Legal Close
Below are some of the key dates and milestones related to the legal close of PNC’s planned acquisition of National City.

October 24, 2008	Announced plans for merger

November 21	Proxy statement on Form S-4 declared effective

December 1 – 16 (target)	Federal Reserve Board action

December 17 – 31 (target)	Department of Justice review

December 23	PNC and National City shareholder meetings

December 31	Complete closing
Have a question? You can call the toll-free PNC Merger voicemail box at 888/808-4489 and leave a message with your question or email your question to CorpComm@NationalCity.com. We’ll respond to questions of general interest in future issues of Transition News.

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